                                                                    Exhibit 99.1

                                                    [FERRO LOGO]

                                                    [FERRO LETTERHEAD]
NEWS RELEASE
--------------------------------------------

                                                    CONTACT:

                                                    John B. Atkinson
                                                    Director, Investor Relations


FOR IMMEDIATE RELEASE



          FERRO CORPORATION ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

CLEVELAND, Ohio - July 29, 2003 - Ferro Corporation (NYSE:FOE) announced today that second quarter sales from continuing operations increased to $416.2 million, compared with $408.4 million in the second quarter 2002. Favorable foreign currency exchange combined with increased product prices helped to offset an overall decrease in volume as demand softened in North America and Europe.

Income from continuing operations for the second quarter was $5.9 million, or $0.13 per diluted share, compared with $11.8 million, or $0.29 per diluted share in the second quarter 2002. Earnings in the current quarter reflect lower volumes and higher raw material and energy costs. Results in the second quarter 2003 include an after tax charge of $0.8 million, or $0.02 per share, related to the buy out of a $25 million operating lease agreement for certain land, building and equipment.

Hector R. Ortino, chairman and chief executive officer, commented, "While we continued to see improved market conditions for electronics, pharmaceuticals and container glass, we did not experience the typical seasonal demand for the building and renovation markets. In fact, in some areas market demand actually contracted. Overall, European demand has not rebounded after several soft quarters and the North American recovery has been very inconsistent. The Asia-Pacific region has faced some challenges as well, but demand growth has been fairly resilient. On the positive side, overall conditions did appear to improve slightly as the second quarter progressed."

The Company also reported a reduction in total debt, including the asset securitization program, of approximately $13 million in the quarter. This was due in part to proceeds from the sale of the Petroleum Additives and Specialty Ceramics businesses. The Company generated approximately $5 million of cash flow from operating activities after having made a defined benefit pension plan contribution of nearly $10 million. More than half of the pension contribution was voluntary. Ortino commented, "Despite challenging economic conditions, we improved the balance sheet and continued to take the strategic steps necessary to position ourselves for revenue and earnings growth going forward. The two divestitures are an extension of our Leadership Agenda strategy - an on-going process to improve the Company's portfolio by building businesses that have critical mass, global scope and sustainable competitive advantages."


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Page 2 of 3
Ferro Second-Quarter 2003 Earnings


SEGMENT RESULTS - SECOND QUARTER 2003

Sales from continuing operations in the Coatings segment increased 4.4 percent to $275.0 million in the second quarter, compared with $263.5 million in the second quarter 2002. Segment income from continuing operations decreased to $22.4 million, compared with $25.9 million in the year-ago quarter. The increase in revenue was driven primarily by the strengthened Euro as overall volume for the segment was below the year ago period. Improved global market demand for electronics and strong demand in the container glass market in North America was offset by lower end market demand for appliances and building and renovation products in Europe and the United States, where volumes declined 5 to 8 percent. The decrease in segment income was due primarily to the overall decrease in volume, offset partially by internal cost reductions.

Sales from continuing operations in the Performance Chemicals segment decreased
2.6 percent to $141.1 million, compared with $144.9 million in the second quarter of last year. Segment income from continuing operations was $8.2 million in the quarter, down from $13.3 million a year ago. Segment sales declined due to lower demand for durable goods and the building and renovation end markets, offsetting improved conditions for Pharmaceuticals and Fine Chemicals. The Polymer Additives business experienced higher raw material costs and customers in the PVC industry suffered volume declines as high as 15 percent during an industry-wide inventory correction in the second quarter. Specialty Plastics also experienced higher raw material costs and the impact of soft end market conditions, especially for appliances. Segment income decreased due to lower volumes and the increase in raw material costs.

OUTLOOK

"Although visibility remains limited there are some encouraging signs as we begin the third quarter," Ortino commented. "We believe global economic conditions will improve but continue to be challenging throughout 2003. Given this, we will be conservative in our management of working capital, discretionary spending and debt reduction. We will focus the remainder of 2003 on finishing the dmc(2) integration efforts and evaluating further steps to reduce costs and improve efficiencies. If implemented fully, these actions could result in pretax charges of $10 million to $12 million in the second half of the year. In the face of difficult market conditions the past three years, we have reduced costs and successfully executed our Leadership Agenda strategy to improve the growth profile of the Company. We remain convinced that our strategic position and improved cost base provides significant opportunity for future revenue and earnings growth."

CONFERENCE CALL

The Company will host a conference call today, July 29, at 11 a.m. Eastern Daylight Time. During the call, Ferro management will discuss the quarterly results, progress on strategic actions and general business outlook. If you wish to participate in the call, dial (877) 310-1794 if calling from the United States or Canada, and dial (706) 643-3611 if calling from outside North America. Please call the assigned number approximately 10 minutes before the conference call is planned to begin.



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Page 3 of 3
Ferro Second-Quarter 2003 Earnings

A replay of the call will be available from 12 noon Eastern Time on July 29 until 6 p.m. Eastern Time on July 31. To access the replay, dial (800) 642-1687 if calling from the United States or Canada, and dial (706) 645-9291 if calling from outside North America. Please reference the conference identification number 1521415.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This press release contains statements about future events and expectations that may constitute "forward-looking statements" within the meaning of the federal securities laws. Actual results may be materially different. These forward-looking statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company's operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For a full explanation of the risks associated with forward-looking statements, please refer to the Company's SEC filings.

ABOUT FERRO CORPORATION

Ferro Corporation is a major international producer of performance materials for industry, including coatings and performance chemicals. The Company has operations in 20 countries and recorded sales of $1.5 billion in 2002. For more information on Ferro, visit the Company's Web site at http://www.ferro.com/ or contact John Atkinson, 216-875-7155.


                                    - # # # -

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FERRO CORPORATION AND SUBSIDIARIES




                                                                        Three Months Ended                  Six Months Ended
                                                                            30-Jun                              30-Jun
                                                              (Unaudited)        (Unaudited)     (Unaudited)        (Unaudited)
(Dollars in Thousands, except per share amounts)                  2003               2002            2003              2002
-------------------------------------------------------------------------------------------------------------------------------

Net Sales                                                       $416,178           $408,416         $817,948          $773,439

Cost of Sales                                                    318,114            301,666          618,783           573,379
Selling, Administrative and General Expenses                      77,425             74,043          152,877           143,162
Other Charges:
  Interest Expense                                                 8,915             11,596           17,699            23,611
  Net Foreign Currency Loss                                        1,204                900            2,393             1,676
  Other Expense - Net                                              3,067              2,245            4,591             5,695
                                                             -----------------------------------------------------------------
      Income from Continuing Operations Before Taxes               7,453             17,966           21,605            25,916
Income Tax Expense                                                 1,593              6,202            6,292             9,240
                                                             -----------------------------------------------------------------

Income from Continuing Operations                                  5,860             11,764           15,313            16,676
Discontinued Operations
  Earnings (Loss) from Discontinued Operations, Net of Tax          (854)             2,243             (923)            4,551
  Gain on Disposal of Discontinued Operations, Net of Tax          2,417                  0            2,417                 0
                                                             -----------------------------------------------------------------
                                                                   1,563              2,243            1,494             4,551

Net Income                                                         7,423             14,007           16,807            21,227

Dividend on Preferred Stock                                          534                611            1,081             1,281
                                                             -----------------------------------------------------------------

Net Income Available to Common Shareholders                     $  6,889           $ 13,396         $ 15,726          $ 19,946

Per Common Share Data:
      Basic
            Income from Continuing Operations                   $   0.13           $   0.30         $   0.35          $   0.42
            Discontinued Operations                                 0.04               0.06             0.04              0.13
-------------------------------------------------------------------------------------------------------------------------------
      Net Income                                                $   0.17           $   0.36         $   0.39          $   0.55
-------------------------------------------------------------------------------------------------------------------------------
      Diluted
            Income from Continuing Operations                   $   0.13           $   0.29         $   0.34          $   0.42
            Discontinued Operations                                 0.04               0.05             0.04              0.12
-------------------------------------------------------------------------------------------------------------------------------
      Net Income                                                $   0.17           $   0.34         $   0.38          $   0.54
-------------------------------------------------------------------------------------------------------------------------------

Shares Outstanding:
      Average Outstanding                                     40,730,581         37,662,108       40,661,723        36,151,656
      Average Diluted                                         40,998,431         40,687,074       40,875,308        39,160,598
      Actual End of Period                                    40,754,825         40,254,273       40,754,825        40,254,273

-------------------------------------------------------------------------------------------------------------------------------


CONSOLIDATED BALANCE SHEET
FERRO CORPORATION AND SUBSIDIARIES
JUNE 30, 2003 AND DECEMBER 31, 2002



                                                                (Dollars in Thousands)
                                                           (Unaudited)             (Audited)
ASSETS                                                  2003                       2002
------                                          ----------------------     ----------------------

Current Assets:
     Cash and Cash Equivalents                             $   11,869                 $   14,942
     Net Receivables                                          168,123                    154,533
     Inventories                                              199,016                    183,055
     Other Current Assets (A)                                 178,060                    133,055
                                                ----------------------     ----------------------

        Total Current Assets                               $  557,068                 $  485,585

Net Property, Plant & Equipment                               605,262                    577,754
Unamortized Intangible Assets                                 420,232                    421,274
Other Assets                                                  127,669                    119,860
                                                ----------------------     ----------------------
                                                           $1,710,231                 $1,604,473
                                                ======================     ======================


LIABILITIES
-----------

Current Liabilities:
     Notes and Loans Payable                               $   11,190                 $    7,835
     Accounts Payable, Trade                                  232,460                    207,873
     Other Current Liabilities (A)                            176,789                    188,459
                                                ----------------------     ----------------------

        Total Current Liabilities                          $  420,439                 $  404,167

Long - Term Debt (B)                                          510,075                    443,552
Other  Liabilities                                            274,517                    284,258
Shareholders' Equity                                          505,200                    472,496
                                                ----------------------     ----------------------
                                                           $1,710,231                 $1,604,473
                                                ======================     ======================



(A) Other current assets include assets held for sale of $0 at June 30, 2003 and $27,046 at December 31, 2002. Other current liabilities includes liabilities associated with assets held for sale of $0 at June 30, 2003 and $12,518 at December 31, 2002.


(B) Long-Term Debt increase includes the buy out of a $25 million operating lease agreement.

FERRO CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)




                                          Three Months Ended
                                                30-Jun
(Dollars in Thousands)                 2003                2002
-------------------------------------------------------------------
SEGMENT SALES
Coatings                               $275,039           $263,492
Performance Chemicals                   141,139            144,924
                              ------------------      -------------
Total                                  $416,178           $408,416

SEGMENT INCOME
Coatings                               $ 22,391           $ 25,891
Performance Chemicals                     8,176             13,310
                              ------------------      -------------
Total                                  $ 30,567           $ 39,201

GEOGRAPHIC SALES
United States                          $198,254           $200,612
International                           217,924            207,804
                              ------------------      -------------
                                       $416,178           $408,416